                                                                    Exhibit 10.8

ROBERT L. TARMAN, CPA


ROBERT L. TARMAN, CPA  -  1660 N. TYLER, WICHITA, KS 67212  -  (316) 773-2777


September 10, 2004


Mr. James L. Fritzemeier
Dimensions REIT I
8301 E. 21st North - Suite 230
Wichita, Kansas 67206

Dear James:

It has been a pleasure meeting with you to discuss the accounting service needs of Dimensions REIT I. This engagement letter covers the benefits of these services, scope of the engagement, identifies your responsibilities, and provides our estimated fees.

BENEFITS OF OUTSOURCING ACCOUNTING FUNCTIONS

We believe that our accounting and financial management services would provide a number of benefits to Dimensions REIT I. These benefits would include:

     1.   Timely financial and management reports.
     2.   Efficient processing of all accounting transactions.
     3.   Effective reconciliation and control procedures.
     4.   Reporting results of operations by property and tenant as needed.
     5. Increase the time that you have to focus on managing your business operations.
     6. An experienced team of accounting and tax professional's familiar with your organization.

SCOPE OF SERVICES

We will provide Dimensions REIT I with a complete outsourced accounting department. The accounting services to be provided will include:

     1.   Process and code all vendor invoices and write checks to vendors.
     2.   Interface with Fidelity Investments on payments to investors.
     3.   Record all customer cash receipts.
     4.   Enter customer billings created by your staff.
     5.   Record transactions from property managers.
     6.   Process and print payroll checks.
     7.   Prepare all payroll tax deposits.
     8.   Complete monthly, quarterly, and annual payroll tax returns.

                Engagement Letter - Accounting Services Proposal

     9.   Record all investment purchases and sales.
     10.  Complete all monthly account reconciliation's.
     11.  Provide part-time controllership services.
     12.  Prepare all internal financial and accounting reports.
     13.  Maintain depreciation records.
     14.  Provide and supervise all accounting staff.
     15.  Complete year-end work papers needed for the annual audit.
     16. Complete year-end work papers needed for federal and state tax returns.
     17.  Meet with management as needed to review financial reports.
     18.  Work on special projects and research as needed.
     19.  Maintain daily offsite backups of all computer data files.

The summarized listing of services above is based on our discussions to date. We will work with you to establish detailed procedures and schedules for the accounting services to be provided. This list will be mutually agreed to and become a part of this engagement letter. We will also work with you to develop the management and tax reporting formats needed.

The internal financial and accounting reports will be prepared as part of our role in providing part-time controllership services. These reports will NOT be prepared as an independent compilation, review, or audit of the statements. The statements will only be accompanied by a transmittal letter and will not include any type of accounting report. Independent accounting services for Dimensions REIT I will be provided by Grant Thornton.

Material departures from generally accepted accounting principles (GAAP) may exist and the effects of those departures, if any, on the financial statements may not be disclosed. In addition, substantially all disclosures required by GAAP may be omitted. Notwithstanding these limitations, you represent that you have knowledge about the nature of the procedures applied and the basis of accounting and assumptions used in the preparation of the financial statements that allows you to place the financial information in the proper context. Further, you represent and agree that the use of the financial statements will be limited to members of management with similar knowledge.

Our engagement cannot be relied upon to disclose errors, fraud, or illegal acts that may exist. However, we will inform the appropriate level of management of any material errors, fraud or illegal acts that come to our attention.

We will be happy to provide proposals for additional services as they are needed.

YOUR RESPONSIBILITIES

The completion of the above services will require involvement by the staff of Dimensions REIT I. The engagement's ultimate success will depend upon your personnel and the effort contributed towards providing needed information.

                Engagement Letter - Accounting Services Proposal

To complete the services outlined above, Dimensions REIT I will be responsible for providing the following information:

- Payroll time sheets for each pay period listing the hours and deductions for each employee including needed coding.
-    Forms W4 and other information needed to set up new employees.
-    Employee garnishment deduction and payment notices.
-    Vendor invoices coded with property information.
-    Periodic selection of vendor invoices to be paid.
-    Bank and broker statements for reconciliation.
-    Monthly manual check copies coded by property.
-    Cash receipts coded by company property.
-    Customer billings.
-    Details needed to properly reflect bank loans and payments.
-    Details needed to properly record investment purchases and sales.
- Information on any other transactions / occurrence which may effect the financial statements.
- Preprinted accounts payable and payroll check forms for all companies. (We can assist you in ordering these supplies.)

We will work with you to develop the schedule for providing the information above.

COST OF SERVICES

We will bill for the accounting services provided using the hourly rates listed below:

     1.  Professional Accountant time        $  85 per hour
     2.  Bookkeeper time                     $  45 per hour

Billings for the above services will be prepared at the end of each month. Payment of all invoices will be due within 15 days of the invoice date. Interest of 1.5% a month will be billed on any past due amounts.

On an annual basis, we will review our costs and billing rates for providing the services outlined above. We will work with you to mutually agree on any rate changes as they are needed.

TERMINATION

Dimensions REIT I and Robert Tarman, CPA may terminate this engagement at any time upon providing 30 days written notice to the other party

                Engagement Letter - Accounting Services Proposal

IMPLEMENTATION TIME FRAME

We can provide the accounting and financial management services summarized above beginning immediately upon acceptance of the engagement.

WARRANTIES AND LIMITATIONS

Our liability for damages with respect to the services provided shall in no event exceed the charges previously paid by Dimensions REIT I for these services. This engagement is limited to providing the outsourced accounting services outlined above.

CLOSING

We sincerely appreciate the opportunity to serve you. If the foregoing is in accordance with your understanding, please sign the copy of this letter and return the signed letter to me.

Sincerely,


Robert Tarman, CPA


Response:

This letter sets forth the understanding of Dimensions REIT I.


James L. Fritzemeier /s/
------------------------
Signature

President
---------
Title

9/14/04
-------
Date

                Engagement Letter - Accounting Services Proposal